Exhibit 21 to the Annual Report
                                        on Form 10-K of W.W. Grainger, Inc.
                                        for the year ended December 31, 1999





                               W.W. GRAINGER, INC.


                      Subsidiaries as of December 31, 1999


Acklands - Grainger Inc. (Canada)

     -        370071 Alberta Ltd. (Alberta)  (50% owned)

     -        655206 Alberta Ltd. (Alberta)  (50% owned)

     -        Wilter Auto & Industrial Supply (Lloyd) Ltd. (Alberta) (50% owned)

AGI Investment Corporation (Alberta)

Dayton Electric Manufacturing Co. (Illinois)

Grainger Caribe, Inc. (Illinois)

Grainger FSC, Inc. (U.S. Virgin Islands)

Grainger International, Inc. (Illinois)

     -  WWG de Mexico, S.A. de C.V. (Mexico)

        -  Grainger, S.A. de C.V. (Mexico)

        -  WWG Servicios, S.A. de C.V. (Mexico)

     -  Grainger Canada Inc. (Canada)

Lab Safety Supply, Inc. (Wisconsin)

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